Exhibit 99.1

Gryphon Gold Updates Progress on Borealis Mine Development

June 30, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is pleased to announce that on site construction work for the Borealis Oxide Heap Leach Operation as of June 26, 2011 is on budget and on schedule. Gryphon anticipates first revenue from gold sales in October, 2011.

John Key, Chief Executive Officer of Gryphon, commented “We are pleased to be working with Gold Canyon Mining and Mt. Grant Electrical. These two prime contractors have worked with the company to emphasis hiring in Hawthorne, Nevada and both are performing as anticipated in scheduling. Both companies have actively attacked our aggressive schedule that makes Gryphon Gold a gold producer in September, 2011.”

The main areas of advance since the June 6, 2011 groundbreaking are:

  Pregnant and Barren Pounds are scheduled to be 50% complete by July 1, 2011. As of June 26, 2011 the Pregnant and Barren ponds were at the 50% completion level.

  Onsite Electrical Installation including a 2MW generator set is scheduled for completion on July 1, 2011. As of June 26, 2011 this installation was 80% complete.

  Scotia International has confirmed that the construction of the Carbon Columns is currently on schedule and they will make delivery on schedule.

  The 150,000 gallon water head tank is currently 70% complete. Although this is not a critical path item for near term completion the tank is projected to be completed by July 1, 2011.

Gryphon Gold Corporation is pleased to announce that Ted A Sharp of Sharp Executives has joined our team as Interim Chief Financial Officer. Mr. Sharp is a Certified Public Accountant, and has Bachelor of Business Administration Degree in Accounting from Boise State University. Since 2003, he has been President of Sharp Executive Associates, Inc., a privately-held accounting firm providing Chief Financial Officer services to clients. Mr. Sharp has more than 30 years of experience in treasury management, internal financial controls, SEC reporting and Corporate Governance. “Ted Sharp is a welcome addition to Gryphon and will bring the tools required by the company to address the issues we face as we enter the production. Ted’s impressive background gives us the skills required in cash management, long term planning and aggressive company building in the gold mining and exploration business” said CEO John Key.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, VP, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:
Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis Oxide Heap Leach Project; the schedule for site construction work, heap leach pad construction, pad loading, and revenue from gold sales at the Borealis Oxide Heap Leach Project; assumptions related to the commercial viability of the Borealis Oxide Heap Leach Project; assumptions related to gold grade and recoverability, estimates of tonnage and grade, anticipated release of further updates on the progress at the Borealis project and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that financing for the development of the Borealis Oxide Heap Leach Project may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” in the Company’s most recent quarterly report on Form 10-Q, as filed with the SEC on February 11 2011, under the section heading “Risk Factors” I the Company’s Form S-1/A, as filed with the SEC on May 12, 2011 and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

The technical report information in this press release was approved by Mr. Steve Craig, VP of Exploration of Gryphon Gold Corporation, and is a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. Mr. Craig has supervised the preparation of the data contained in the press release.

Cautionary Note to U.S. Investors concerning estimates of Reserves and Resources: The 2011 Pre-Feasibility Study published on April 25, 2011 uses the terms "Proven and Probable Reserves" and "Mineral Reserves". We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 (“NI 43-101") – Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves. The 2011 Pre-Feasibility Study also uses the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Guide 7 reserves.